AGREEMENT

among

Nexans Deutschland Industries GmbH & Co. KG Kabelkamp 20, D-30179 Hannover, Germany **- hereinafter called "LICENSOR"**

and

Copperweld Bimetallics LLC – hereinafter called "LICENSEE"

and

Tongling Copperweld Bimetallics CO, LTD – hereinafter called "SUBLICENSEE"

Dated April 24th, 2007

kabelmetal electro GmbH and LICENSOR have developed processes and equipment for the manufacture of Copper-Clad Aluminum and possess relevant American and foreign patent rights related to said processes and equipment.

Furthermore, LICENSOR is the owner of valuable proprietary know-how and long years experience regarding the use of processes and equipment for the manufacture of the aforementioned products and has supplied equipment for their manufacture in Germany and to foreign countries.

LICENSEE has entered into a license agreement with kabelmetal electro GmbH effective as of July 1, 1991 and amended March 9th, 2000 ("LICENSE AGREEMENTS"). All rights for the processes, equipment and know-how have been validly transferred from kabelmetal electro GmbH to LICENSOR.

LICENSEE wants to extend the rights and responsibilities of the LICENSE AGREEMENTS to SUBLICENSEE, a Chinese joint venture between Copperweld Bimetallics International Holdings LLC, a wholly owned subsidiary of LICENSEE, and Tongling Jingda Special Magnet Wire Co. LTD.

Certain terms used in this Agreement and not otherwise defined herein shall have the definitions set forth in Exhibit A attached hereto and made a part hereof.

LICENSOR hereby grants LICENSEE the right to extend a sublicense, on a royalty bearing basis ("SUBLICENSE AGREEMENT") of the LICENSE AGREEMENTS to SUBLICENSEE subject to the following limitations which take precedence over any language or conflicts of interpretation with the LICENSE AGREEMENTS:

1) SUBLICENSEE assumes all responsibilities and accepts all limitations of LICENSEE as defined in the LICENSE AGREEMENTS;

2) SUBLICENSEE shall not have any right to assign, transfer or issue further sublicenses without the express written permission of LICENSOR;

3) On all sales by the SUBLICENSEE, it is agreed that the royalty to LICENSOR (the "Royalty") shall be determined using the same methodology

applicable to the LICENSEE. Any future changes in royalty calculations applied to the LICENSEE will also apply to the SUBLICENSEE. The Royalty shall be payable by the SUBLICENSEE to LICENSOR on a quarterly basis, with each such payment to be made no later than the 30th day of the calendar month immediately following the end of such quarter (i.e., the payment for a quarter ending on September 30 of any year shall be payable no later than October 30), with the first such payment hereunder to be made by the 30th of the month following the first quarter during which the LICENSED MACHINERY is commissioned in China and Licensed Product is produced;

4) SUBLICENSEE shall provide to LICENSOR all accounting of royalties owed and payments due within 30 days of the end of each calendar quarter, which accounting shall set forth the total sales by the SUBLICENSEE of Royalty-bearing products indicating the types and quantities of such products, the credits and allowances taken with respect to such sales and the amount of any Royalty payable by the SUBLICENSEE in respect thereof. The books and records maintained by SUBLICENSEE solely with respect to the sublicense and this agreement shall be open, upon reasonable prior notice, during SUBLICENSEE'S normal business hours, for inspection for a proper purpose related to this agreement not more than one time per annum by a neutral third party agreeable to all parties hereto;

5) In the absence of adequate accounting as defined in the LICENSE AGREEMENTS, it is agreed that a minimum royalty of the maximum of $50,000 (USD) or the highest royalty paid by SUBLICENSEE in the prior four (4) reporting periods shall be assessed against SUBLICENSEE – such payment does not remove the SUBLICENSEE's obligations of reporting and shall be netted against the actual amounts owed by SUBLICENSEE when adequate accounting is provided and complete payment made by SUBLICENSEE;

6) In addition to the royalties payable by SUBLICENSEE hereunder, SUBLICENSEE shall also pay to LICENSOR the amount of $15,000 (USD) per quarter for a total of 8 quarters, with the first such payment hereunder to be made by the 30th of the month following the first quarter during which the LICENSED MACHINERY is commissioned in China and Licensed Product is produced.

7) All payments to be made hereunder shall be payable in United States Dollars and shall be payable by wire transfer in accordance with such instructions as may be provided from time to time by the LICENSOR

8) In the event that SUBLICENSEE fails to make timely payment of any amounts required to be paid to LICENSOR under the terms of this Agreement, LICENSEE shall, upon written request of the LICENSOR, make such payment. In the event that SUBLICENSEE ultimately makes such payment, after LICENSEE has done so, LICENSOR shall promptly refund to LICENSEE the full amount paid by LICENSEE in connection with the payment default of the SUBLICENSEE.

9) If SUBLICENSEE does not comply with all of its obligations under this Agreement, LICENSOR may at its discretion, and after 30 days written notice to LICENSEE (during which time LICENSEE shall have the right but not the obligation (except with respect to payment defaults pursuant to the immediately preceding paragraph) to cure any such default and, if such default is cured

within the 30 day period or, if LICENSEE is diligently working to effect such cure, this SUBLICENSE AGREEMENT shall not be deemed null and void), declare the SUBLICENSE AGREEMENT to be null and void. All rights of SUBLICENSEE to manufacture LICENSED PRODUCT under this Agreement will then be terminated. Alternatively, LICENSOR may choose at its sole discretion to allow the continuation of the SUBLICENSE AGREEMENT under the condition that the LICENSEE assumes primary responsibility for reporting and payments of royalties. LICENSEE shall have no obligation to assume such responsibility. If the LICENSOR chooses to discontinue the SUBLICENSE AGREEMENT or the LICENSEE declines to accept responsibility for reporting and payments of royalties, LICENSEE shall take all steps necessary to dismantle and ship to LICENSEE all LICENSED MACHINERY. LICENSEE represents that it's agreement with SUBLICENSEE provides the authority to take control of LICENSED MACHINERY upon termination of the SUBLICENSE AGREEMENT.

1. Term and Termination of the Agreement

1.1. The agreement shall become effective when it is signed by all three parties. The parties hereto have received, and will receive good and valuable consideration in connection with this agreement, the sufficiency of which is acknowledged by each party.

1.2. The term of this agreement is concomitant with the LICENSE AGREEMENTS and is automatically terminated if the LICENSE AGREEEMENTS are terminated.

1.3. Termination of this Agreement cancels all rights of SUBLICENSEE to use the LICENSED MACHINERY or to manufacture LICENSED PRODUCT, but shall not in any way impact LICENSEE'S rights or LICENSOR'S obligations under the LICENSE AGREEMENTS.

2. General Clauses

2.1. Any alteration of or supplement to this agreement must be given in writing and must be signed by all three parties.

2.2. If any provision of this agreement or the application thereof shall be finally determined by a court of proper jurisdiction to be invalid or ineffective to any extent, the remainder of the agreement shall not be affected thereby and shall be valid and effective to the full extent permitted by law. In such an event the parties hereto will replace the invalid or ineffective provision by a regulation which has the same or as nearly as possible the same economic effect.

2.3. The validity, construction and performance of the agreement shall be governed by the law of the Federal Republic of Germany.

2.4. Any disputes, arising out of or in connection with this agreement which cannot be settled between the parties within six months shall be finally settled by arbitration in accordance with the rules of arbitration and composition of the International Chamber of Commerce before a court of arbitration

designated according to such rules and composed of three neutral arbitrators. Seat of arbitration shall be Zurich, Switzerland.

2.5. The recitals set forth above are incorporated in and made a part of this Agreement.

2.6. This agreement is written in English. If this agreement is translated into any language, the English version will be controlling.

2.7. This agreement constitutes the complete and exclusive statement of agreement between the parties and supersedes all proposals, oral or written, and all other prior or contemporaneous communications between the parties relating to the subject matter hereof.

2.8. LICENSEE may request the right to collaterally assign this agreement to any third party lender of LICENSEE and LICENSOR shall not unreasonably withhold such consent.

3. Notices

3.1. All notices to be given to Nexans under this agreement shall be sent by overnight courier addressed to Nexans Deutschland Industries GmbH & Co. KG at Kabelkamp 20, 30179 Hannover, Federal Republic of Germany, with a copy to Cable Consultants Corporation, 7 Woodland Avenue, Larchmont, New York 10538, United States of America, and all notices to be given to LICENSEE under this agreement shall be sent by overnight courier addressed to 254 Cotton Mill Road, Fayetteville, TN 37334, United States of America, Attention: Joseph Longever, and all notices to be given to SUBLICENSEE under this Agreement shall be sent by overnight courier addressed to: Tongling Economic and Technological Development Zone, Tongling City, P.R. China 244000, Attention: Wang Shigen. All notices shall be effective two (2) business days following deposit, postage prepaid, with such overnight courier.

IN WITNESS WHEREOF, the authorized representatives of the parties hereto, intending to be legally bound, have signed this agreement as of the day and year first above written.

Hannover, Germany

Nexans Deutschland Industries GmbH & Co. KG

By: Friedrich Harten
Name: Friedrich Harten
Title: Managing Director Production Lines and Technology

Fayetteville, Tennessee

Copperweld Bimetallics LLC

By: [signature]
Name: Joseph J. Langevan
Title: Vice President

Tongling City, China

Tongling Copperweld Bimetallics CO, LTD

By:...
Name: ....
Title: ....

EXHIBIT A

"Intellectual Property" means the Know-how, the Licensed Machinery, the Licensed Product, and the Patents.

"Know-how" means all patented and unpatented technical information and data, written or unwritten, which are specifically directed to equipments or processes for the manufacture of, or specifically directed to the structure of, Licensed Products.

"Licensed Machinery" means machinery and equipment sold by LICENSOR to [SUBLICENSEE] for the purpose of manufacturing Licensed Products pursuant to the licenses and rights under the License Agreements.

"Licensed Product" means a unitary article manufactured on Licensed Machinery employing Patents and/or Know-how that is comprised solely of a single elongated rod, wire or tubular bimetallic member having at least one welded longitudinal seam. The term does not mean or include any bimetallic product having transverse corrugations, any electric cable shield, sheath or conduit, any radio frequency waveguide, or any conductor primarily adapted to function at cryogenic temperatures.

"Net Sales" means the aggregate gross billing for any sales made, less the following items of expense to the extent to which they are paid or allowed and included in the gross billing in accordance with recognized accounting principles: (a) sales, use or turnover taxes on sales invoices; (b) excise taxes, customs duties or consular fees; (c) transportation and insurance on shipments to customers; (d) trade, quantity or cash discounts; and (e) credits allowed for returned goods.

"Patents" means any and all patents issued at the time in any and all countries of the world upon applications filed prior to the termination of the License Agreements, which are specifically directed to equipment or processes for the manufacture of, or specifically directed to the structure of, Licensed Products and which are solely owned or controlled at any time by LICENSOR.